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                                                                    Exhibit 21.1

List of Subsidiaries of Blue Dolphin Energy Company:

     -    Blue Dolphin Exploration Company, a Delaware corporation,

     -    Blue Dolphin Pipe Line Company, a Delaware corporation;

     -    Blue Dolphin Services Co., a Texas corporation;

     -    Blue Dolphin Petroleum Company, a Delaware corporation; and

     -    Petroport, Inc., a Delaware corporation.